EXHIBIT (1)(b)

Registered Investment Adviser Agreement Cover Page

Effective Date:

Adviser Information

Name:

Entity Type:

State of Incorporation / Organization:

Firm CRD/IARD #:

Contact Name:

Contact Email:

Contact Address:

[Remainder Intentionally Blank; Signatures to Follow]

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The parties each cause this Agreement to be duly executed by an authorized representative of the Effective Date first stated above.

I am a Registered Investment Adviser and act as such under an agreement or power of attorney with the investor. I am fully aware of the financial situation, investment objectives, risk tolerance, income requirements, tolerance for illiquidity or potential losses of income or capital, and overall investment experience and investment limitations of each investor. I am capable of independently evaluating the investment risk of the orders I recommend. I certify that I have rendered my fiduciary responsibilities to each investor by acting in Good Faith, exercising a Prudent Person Standard of Care, and fulfilling my Duty of Loyalty, and I believe my recommendations to be suitable for each investor based upon the investor’s Best Interests.

WEALTHFORGE SECURITIES, LLC	[ADVISER]

By:	By:
Name:	Name:
Title:	Title:

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VERSITY INVEST, LLC

8.0% SENIOR UNSECURED BONDS (A BONDS)

8.0% SENIOR UNSECURED BONDS (R BONDS)

Re:  Registered Investment Adviser Agreement

Ladies and Gentlemen:

This letter confirms and comprises the agreement (the “Agreement”) by and among, WealthForge Securities, LLC (“Managing Broker-Dealer”) and                                                                                                                    , a registered investment adviser, (“Adviser”) regarding the offering and sale (the “Offering”) of up to $75,000,000 of the Versity Invest, LLC’s (the “Company”) 8.0% senior unsecured bonds, or “A Bonds,” and its 8.0% senior unsecured bonds (the “R Bonds,” collectively the “VIP Bonds.”) WealthForge Securities, LLC, a registered broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), has been engaged by the Company as the managing broker-dealer for the Offering, which may engage other registered-broker dealers to sell Bonds in the Offering. Capitalized terms used herein and not otherwise defined herein shall have the same meaning as set forth in the Company’s Final Offering Circular (the “Offering Circular”) filed with respect to its Offering Statement on Form 1-A (File No. 024-11380), as may be amended (the “Offering Statement”), filed with the Securities and Exchange Commission (“SEC”).

1. Client Introduction by Adviser.

1.1 On the basis of the representations, warranties and covenants herein contained, but subject to the terms and conditions herein set forth, Managing Broker-Dealer hereby makes the Bonds available for purchase by the clients of Adviser in a public offering exempt from registration pursuant to: (i) Regulation A (“Regulation A”) promulgated under the Securities Act of 1933, as amended (the “Securities Act”); and (ii) applicable state blue sky exemptions. As disclosed in the Offering Circular, clients of the Adviser may purchase Bonds in the Offering net of all or a portion of selling commissions and/or Managing Broker-Dealer Broker Dealer Fees. Adviser acknowledges that Managing Broker-Dealer may cooperate with other registered investment advisers in this Offering.

1.2 Adviser understands and agrees that its clients’ purchase of Bonds will be effected by Managing Broker-Dealer. Adviser will coordinate with Managing Broker-Dealer in providing to Managing Broker-Dealer information, if any, requested for Adviser’s clients. In the case that Advisor elects to make orders via DTC, Advisor will work with the trading agent specified by the Managing Broker-Dealer to complete the trade via DTC. Adviser agrees to provide evidence of compliance with applicable laws, including the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), as may be reasonably requested by Managing Broker-Dealer or the Company. Adviser understands and agrees that Managing Broker-Dealer will treat orders by Adviser’s clients to purchase such Bonds as unsolicited orders. The Company and Managing Broker-Dealer will have final approval regarding the investment in the Bonds by Adviser’s clients and may reject any client in its sole discretion. Adviser acknowledges that Managing Broker-Dealer will receive 2% of the purchase price of the Bonds in connection with the sale of Bonds to Adviser’s clients, paid by the Company.

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1.3 It is understood that no sale shall be regarded as effective unless and until accepted by the Company. The Company has reserved the right in its sole and absolute discretion to accept or reject any subscription for Bonds. The Class A Bonds and Class R Bonds will each be offered serially, over a maximum period of two years, commencing on the date the Offering Statement is qualified by the SEC and will terminate on the earliest of: (i) the date the Company sells $75,000,000 of the Bonds in the aggregate; (ii) the second anniversary of the date of qualification of the Offering Statement; or (iii) such date upon which the Company determines to terminate the Offering, in its sole discretion. Notwithstanding the previous sentence, the Company has the right to extend this Offering beyond the second anniversary of the date of qualification for an additional year (the “Offering Termination Date”).

2. Duties and Obligations of the Adviser.

2.1 Unless otherwise licensed as such, Adviser shall not act as a broker or dealer, or take any action that would require it to register as a broker or dealer, in connection with the purchase of Bonds by its clients. Adviser is not an agent of the Company or Managing Broker-Dealer and shall have no obligation to advise its clients to purchase Bonds.

2.2 Adviser shall make no representations to any prospective investor other than those contained in the Offering Circular and will not allow any other written materials to be used to describe the potential investment to prospective investors other than the Offering Circular or factual summaries and sales brochures of the Offering prepared by the Company.

2.3 Adviser will limit its discussion of the offering of the Bonds to its clients whom Adviser has reasonable grounds to believe, and in fact believes, meet the financial suitability and other investor requirements set forth in the Offering Circular.

2.4 Adviser will provide each prospective investor with a copy of the Offering Circular and exhibits and appendices thereto during the course of the Offering and before sale and advise each such prospective investor at the time of the initial offering to him or her that the Company, Managing Broker-Dealer and/or their agents and consultants will, during the course of the Offering and prior to any sale, accord said investor and his or her purchaser representative, if any, including Adviser, the opportunity to ask questions of and to receive answers from the Company, Managing Broker-Dealer and/or their agents and consultants concerning the terms and conditions of the Offering and to obtain any additional information, which information is possessed by the Company or Managing Broker-Dealer or may be obtained by them without unreasonable effort or expense and which is necessary to verify the accuracy of the information contained in the Offering Circular.

2.5 Before recommending the purchase of the Bonds, Adviser will inform the prospective investor and his or her purchaser representative, if any, of all pertinent facts relating to the liquidity and marketability of the Bonds during the term of the investment.

2.6 In recommending the purchase or sale of the Bonds, the Adviser or its representative shall:

(a) have reasonable grounds to believe, on the basis of information obtained from the prospective investor concerning his or her investment objectives, other investments, financial situation and needs, and any other information known by the Adviser or an associated person, that:

(i) the prospective investor meets the investor suitability requirements set forth in the section captioned “PLAN OF DISTRIBUTION – Who May Invest” and “PLAN OF DISTRIBUTION – Determination of Suitability” in the Offering Circular;

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(ii) the prospective investor has a fair market net worth sufficient to sustain the risks inherent in an investment in the Bonds, including, but not limited to, total loss of his or her investment, lack of liquidity and other risks described in the Offering Circular; and

(iii) an investment in the Bonds is in the best interests of the prospective investor.

(b) maintain in Adviser’s files, for a period of six (6) years following the Offering Termination Date, documents disclosing the basis upon which the above determination of suitability was reached as to each investor.

2.7 Adviser shall not request that the Company or Managing Broker-Dealer execute any transaction in which an investor invests in the Bonds in a discretionary account without prior written approval of the transaction by the investor.

2.8 Adviser will comply in all respects with the subscription procedures and plan of distribution set forth in the Offering Circular.

2.9 In the event Adviser receives any customer funds for the Bonds, Adviser will transmit such customer funds, not later than noon of the next business day following receipt of such funds for the Bonds, to Managing Broker-Dealer.

2.10 Adviser shall conduct itself in conformity with Regulation A and exemptions available under applicable state law.

2.11 Adviser shall not recommend the purchase of Bonds to any client in states in which Adviser is not registered as an investment adviser unless exempt from such registration requirements. Adviser will furnish to the Company or Managing Broker-Dealer, upon request, a complete list of all persons who have been recommended the Bonds and such persons’ places of residence.

2.12 Adviser will immediately bring to the attention of the Company and Managing Broker-Dealer any circumstance or fact which causes Adviser to believe the Offering Circular, or any other literature distributed pursuant to the Offering, or any information supplied by prospective investors in their subscription materials, may be inaccurate or misleading.

2.13 Adviser shall thoroughly review all pertinent organizational documents of the Company, receipt of which is hereby acknowledged.

3. Representations and Warranties of Adviser. Adviser represents and warrants to the Managing Broker-Dealer that:

3.1 Adviser is organized, existing and in good standing under the laws of its state of formation.

3.2 This Agreement, when executed by Adviser, will have been duly authorized and will be a valid and binding agreement of Adviser, enforceable in accordance with its terms.

3.3 The consummation of the transactions contemplated herein and those contemplated by the Offering Circular will not result in a breach or violation of any order, rule or regulation directed to Adviser by any court or any federal or state regulatory body or administrative agency having jurisdiction over Adviser or its affiliates.

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3.4 Adviser is, and during the term of this Agreement will be, duly registered as an investment adviser under the Investment Advisers Act, or under one or more state securities laws, and has complied with registration or notice filing requirements of the appropriate regulatory agency in each state in which Adviser has clients or is exempt from such registration requirements. Adviser will comply with all applicable laws, regulations and requirements of the Securities Act, the Exchange Act, the Investment Advisers Act, and applicable state law.

3.5 Adviser does not charge its clients a fee based upon the sale of the Bonds purchased by the client. Adviser’s fee arrangements would not be deemed excessive under applicable regulations.

3.6 Adviser has reasonable grounds to believe, based on information made available to it by the Company or Managing Broker-Dealer, that all material facts are adequately and accurately disclosed in the Offering Circular and provide an adequate basis for evaluating an investment in the Bonds.

3.7 Adviser is familiar with federal and state securities laws affecting the offer and sale of securities under Regulation A. Adviser represents and warrants to the Company that Adviser has complied and will continue to comply with such securities laws.

3.8 This Agreement, or any supplement or amendment hereto, may be filed by the Company with the SEC, if such should be required, and may be filed with, and may be subject to the approval of, any applicable federal and applicable state securities regulatory agencies, if required.

3.9 No agreement will be made by Adviser with any person permitting the resale, repurchase or distribution of any Bonds purchased by such person.

3.10 Adviser has adequate procedures and systems in place to provide for the valuation of illiquid investments, such as the Bonds, and acknowledges that neither the Company nor Managing Broker-Dealer will provide a valuation of the Bonds.

3.11 Neither the Adviser, nor any of its directors, executive officers, general partners, managing members, other officers participating in the Offering, or beneficial owners of any of its securities, is subject to the disqualification provisions of Rule 262 of the Securities Act.

3.12 Advisor has delivered the most up-to-date versions of its Form ADV to each perspective investor, including a current copy of Advisors Form CRS.

4. Representations and Warranties of Managing Broker-Dealer. Managing Broker-Dealer hereby represents and warrants to Adviser that:

4.1 Managing Broker-Dealer has been duly organized and is validly existing as a limited liability company in good standing under the laws of the Commonwealth of Virginia, has all requisite authority to enter into this Agreement.

4.2 No defaults exist in the due performance and observance of any material obligation, term, covenant or condition of any agreement or instrument to which Managing Broker-Dealer is a party or by which it is bound.

4.3 Managing Broker-Dealer is familiar with federal and state securities laws affecting the offer and sale of securities under Regulation A. Managing Broker-Dealer represents and warrants to the Company and Adviser that Managing Broker-Dealer has complied and will continue to comply with such securities laws.

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4.4 Neither the Managing Broker-Dealer, nor any of its directors, executive officers, general partners, managing members, other officers participating in the Offering, or beneficial owners of any of its securities, is subject to the disqualification provisions of Rule 262 of the Securities Act.

5. Covenants of Managing Broker-Dealer. Managing Broker-Dealer agrees that:

5.1 Managing Broker-Dealer will deliver to Adviser such numbers of copies of the Offering Circular and any amendment or supplement thereto, with all appendices thereto, as Adviser may reasonably request for the purposes contemplated by federal and applicable state securities laws.

5.2 If at any time any event occurs as a result of which the Offering Circular would include an untrue statement of a material fact or, in view of the circumstances under which it was made, omit to state any material fact necessary to make the statements therein not misleading, Managing Broker-Dealer will notify Adviser thereof and deliver to Adviser as many copies of such amended or supplemental Offering Circular as Adviser may reasonably request.

5.3 Managing Broker-Dealer shall conduct itself in conformity with Regulation A and exemptions available under applicable state law.

6. Compensation. Adviser shall not receive compensation from the Company or Managing Broker-Dealer for introducing its clients to the Company.

7. Offering. The Offering of the Bonds shall be at the offering price and upon the terms and conditions set forth in the Offering Circular and the exhibits, appendices or supplements thereto.

8. Applicability of Indemnification. The RIA and Managing Broker-Dealer both acknowledge and agree that they will be subject to the obligations set forth in, and entitled to the benefits of all the provisions of, the Managing Broker-Dealer Agreement, including but not limited to, the representations and warranties and the indemnification obligations contained in the Managing Broker-Dealer Agreement, including specifically the indemnification provisions of Sections 9-11 and the contribution provision in Section 12of the Managing Broker-Dealer Agreement. Such indemnification obligations shall survive the termination of this Agreement and the Managing Broker-Dealer Agreement.

9. Compliance. All actions, direct or indirect, by Adviser, its respective agents, members, employees and affiliates, shall conform to (i) requirements applicable to investment advisers under federal and applicable state securities laws, rules and regulations, and (ii) applicable requirements and rules of FINRA.

10. Privacy Act. To protect Customer Information (as defined below) and to comply as may be necessary with the requirements of the Gramm-Leach-Bliley Act, the relevant state and federal regulations pursuant thereto and state privacy laws, the parties wish to include the confidentiality and non-disclosure obligations set forth herein.

10.1 Customer Information. “Customer Information” means any information contained on a customer’s application or other form and all nonpublic personal information about a customer that a party receives from the other party. “Customer Information” shall include, but not be limited to, name, address, telephone number, social security number, health information and personal financial information (which may include consumer account number).

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10.2 Usage and Nondisclosure. The parties understand and acknowledge that they may be financial institutions subject to applicable federal and state customer and consumer privacy laws and regulations, including Title V of the Gramm-Leach-Bliley Act (15 U.S.C. 6801, et seq.) and regulations promulgated thereunder (collectively, the “Privacy Laws”), and any Customer Information that one party receives from the other party is received with limitations on its use and disclosure. The parties agree that they are prohibited from using the Customer Information received from the other party other than (i) as required by law, regulation or rule, or (ii) to carry out the purposes for which one party discloses Customer Information to the other party pursuant to this Agreement, as permitted under the use in the ordinary course of business exception to the Privacy Laws.

10.3 Safeguarding Customer Information. The parties shall establish and maintain safeguards against the unauthorized access, destruction, loss, or alteration of Customer Information in their control which are no less rigorous than those maintained by a party for its own information of a similar nature. In the event of any improper disclosure of any Customer Information, the party responsible for the disclosure shall immediately notify the other party.

10.4 Survivability. The provisions of this Section 11 shall survive the termination of this Agreement.

11. Representations and Agreements to Survive Sale and Payment. Except as the context otherwise requires, all representations, warranties and agreements contained in this Agreement shall be deemed to be representations, warranties and agreements at and as of the Offering Termination Date, and such representations, warranties and agreements by Adviser, Managing Broker-Dealer or the Company, including the indemnity agreements contained in Sections 10 and 11, shall remain operative and in full force and effect regardless of any investigation made by Adviser, Managing Broker-Dealer, the Company and/or any controlling person, and shall survive the sale of, and payment for, the Bonds.

12. Costs of Offering. Adviser will pay all of its own costs and expenses, including, but not limited to, all expenses necessary for Adviser to remain in compliance with any applicable federal or state laws, rules or regulations in order to recommend the purchase of Bonds, and the fees and costs of Adviser’s counsel. The Company agrees to pay all expenses incident to the performance of its obligations hereunder, including all expenses incident to filings with federal and state regulatory authorities and to the exemption of the Bonds under federal and state securities laws, including fees and disbursements of the Company’s counsel, and all costs of reproduction and distribution of the Offering Circular and any amendment or supplement thereto. Managing Broker-Dealer agrees to pay all expenses incident to the performance of its obligations hereunder

13. Termination. This Agreement is terminable by any party for any reason whatsoever or for no reason at any time upon written notice to the other parties. Such termination shall not affect the indemnification agreements set forth in Section 8.

14. Governing Law and Venue. This Agreement and all transactions contemplated hereby will be governed by, construed and enforced exclusively in accordance with the laws of the State of Delaware without regard to conflict of law principals. The Parties agree to waive trial by jury and to submit exclusively to the personal jurisdiction and venue of a state court of subject matter jurisdiction located in Richmond, VA. In the event that any action is taken to enforce any provision of this Agreement, or litigation or arbitration results from or arises out of this Agreement or the performance thereof, the prevailing party is entitled to recover its reasonable attorneys’ fees, costs, and any and all other expenses, whether or not taxable by the court or arbitration panel as costs, in addition to any other relief to which the prevailing party may be entitled.

15. Severability. If any portion of this Agreement shall be held invalid or inoperative, then so far as is reasonable and possible (a) the remainder of this Agreement shall be considered valid and operative and (b) effect shall be given to the intent manifested by the portion held invalid or inoperative.

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16. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and together which shall constitute one and the same instrument.

17. Modification or Amendment. This Agreement may not be modified or amended except by written agreement executed by the parties hereto.

18. Notices. Any notice in this Agreement permitted to be given, made or accepted by either party to the other, must be in writing and may be given or served by (1) overnight courier, (2) depositing the same in the United States mail, postpaid, certified, return receipt requested, or (3) facsimile transmission. Notice deposited in the United States mail shall be deemed given three (3) business days after mailing. Notice given in any other manner shall be effective when received at the address of the addressee. For purposes hereof the addresses of the parties, until changed as hereafter provided, shall be as follows:

To Managing Broker-Dealer:	WealthForge Securities, LLC
3015 W. Moore St., Suite 102
Richmond, VA 23230

To Adviser:	Address Specified by Adviser on Signature Page

19. Parties. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto, their control persons and their respective successors, legal representatives, heirs and assigns, and no other person shall have or be construed to have any legal or equitable right, remedy or claim under, in respect of, or by virtue of, this Agreement or any provision herein contained.

20. Delay. Neither the failure nor any delay on the part of any party to this Agreement to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall a waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any subsequent occurrence.

21. Recovery of Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding (and any additional proceeding for the enforcement of a judgment) in addition to any other relief to which it or they may be entitled.

22. Entire Agreement. This Agreement contains the entire understanding between the parties hereto and supersedes any prior understandings or written or oral agreements between them respecting the subject matter hereof.

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